ENERGY TRANSFER REPORTS STRONG FIRST QUARTER 2024 RESULTS
Dallas - May 8, 2024 - Energy Transfer LP (NYSE:ET) (“Energy Transfer” or the “Partnership”) today reported financial results for the quarter ended March 31, 2024.
Energy Transfer reported net income attributable to partners for the three months ended March 31, 2024 of $1.24 billion. For the three months ended March 31, 2024, net income per common unit (basic) was $0.32.
Adjusted EBITDA for the three months ended March 31, 2024 was $3.88 billion compared to $3.43 billion for the three months ended March 31, 2023.
Distributable Cash Flow attributable to partners, as adjusted, for the three months ended March 31, 2024 was $2.36 billion compared to $2.01 billion for the three months ended March 31, 2023, an increase of $348 million.
Growth capital expenditures in the first quarter of 2024 were $461 million, while maintenance capital expenditures were $115 million.
First Quarter 2024 Operational Highlights
•With the addition of new growth projects and acquisitions, volumes on Energy Transfer’s assets continued to increase during the first quarter of 2024.
•Crude oil transportation volumes were up 44%, setting a new Partnership record.
•Crude oil terminal volumes were up 10%.
•NGL fractionation volumes were up 11%.
•NGL exports were up approximately 6%.
•NGL transportation volumes were up 5%.
•Interstate natural gas transportation volumes were up 5%.
•Midstream gathered volumes increased 1%.
•During the first quarter, Energy Transfer completed its Trunkline Pipeline backhaul project. The project added an incremental 400 MMcf/d of southward flow capacity on the pipeline system.
First Quarter 2024 Strategic Highlights
•Energy Transfer recently approved eight, 10-megawatt natural gas-fired electric generation facilities to support the Partnership’s operations in Texas. The Partnership expects these facilities to go into service throughout 2025 and 2026.
•Energy Transfer recently approved two projects to de-bottleneck its NGL pipelines from the Permian Basin to Mont Belvieu that are expected to provide more than 90 MBbls/d of incremental NGL takeaway capacity from the Permian Basin, as well as increase its deliverability into Mont Belvieu to over 1.3 million Bbls/d.
•In the first quarter, the Partnership commenced conversion of its Sabina 2 Pipeline, which was acquired in early 2024, to provide additional natural gasoline service between its Mont Belvieu NGL Complex and its Nederland Terminal.
Financial Highlights
•Energy Transfer now expects its full-year 2024 Adjusted EBITDA to range between $15.0 billion and $15.3 billion, compared to the previous range of between $14.5 billion and $14.8 billion. Energy Transfer’s updated Adjusted EBITDA estimate includes the impact of Sunoco LP’s acquisition of NuStar Energy L.P., which closed on May 3, 2024. With the addition of new growth projects, Energy Transfer also now expects its 2024 growth capital expenditures to be approximately $2.9 billion.
•In February 2024, Energy Transfer’s senior unsecured debt rating was upgraded by Fitch Ratings to BBB, following Standard and Poor’s upgrade to BBB in 2023.

•In March 2024, Energy Transfer issued a notice to redeem all of its outstanding Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units on May 15, 2024.
•In April 2024, Energy Transfer announced a cash distribution of $0.3175 per common unit ($1.27 annualized) for the quarter ended March 31, 2024, which is an increase of 3.3% compared to the first quarter of 2023.
•As of March 31, 2024, the Partnership’s revolving credit facility had no outstanding borrowings.
Energy Transfer benefits from a portfolio of assets with exceptional product and geographic diversity. The Partnership’s multiple segments generate high-quality, balanced earnings with no single segment contributing more than one-third of the Partnership’s consolidated Adjusted EBITDA for the three months ended March 31, 2024. The vast majority of the Partnership’s segment margins are fee-based and therefore have limited commodity price sensitivity.
Conference call information:
The Partnership has scheduled a conference call for 3:30 p.m. Central Time/4:30 p.m. Eastern Time on Wednesday, May 8, 2024 to discuss its first quarter 2024 results and provide an update on the Partnership. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with more than 125,000 miles of pipeline and associated energy infrastructure. Energy Transfer’s strategic network spans 44 states with assets in all of the major U.S. production basins. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (“NGL”) and refined product transportation and terminalling assets; and NGL fractionation. Energy Transfer also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and approximately 21% of the outstanding common units of Sunoco LP (NYSE: SUN), and the general partner interests and approximately 39% of the outstanding common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Sunoco LP (NYSE: SUN) is a leading energy infrastructure and fuel distribution master limited partnership operating across 47 U.S. states, Puerto Rico, Europe, and Mexico. SUN’s midstream operations include an extensive network of approximately 9,500 miles of pipeline and over 100 terminals. This critical infrastructure complements SUN’s fuel distribution operations, which serve approximately 10,000 convenience stores, independent dealers, commercial customers, and distributors. SUN's general partner is owned by Energy Transfer LP (NYSE: ET). For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (NYSE: USAC) is one of the nation’s largest independent providers of natural gas compression services in terms of total compression fleet horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers, and transporters of natural gas and crude oil. USAC focuses on providing midstream natural gas compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities, and transportation applications. For more information, visit the USAC website at www.usacompression.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Energy Transfer
Investor Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795
or
Media Relations:
Vicki Granado, 214-840-5820

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Current assets	$15,018	$12,433

Property, plant and equipment, net	85,172	85,351

Investments in unconsolidated affiliates	3,093	3,097
Lease right-of-use assets, net	734	826
Other non-current assets, net	1,774	1,733
Intangible assets, net	6,111	6,239
Goodwill	3,887	4,019
Total assets	$115,789	$113,698
LIABILITIES AND EQUITY
Current liabilities (1)	$12,719	$11,277

Long-term debt, less current maturities	52,295	51,380
Non-current derivative liabilities	—	4
Non-current operating lease liabilities	696	778
Deferred income taxes	4,009	3,931
Other non-current liabilities	1,604	1,611

Commitments and contingencies
Redeemable noncontrolling interests	673	778

Equity:
Limited Partners:
Preferred Unitholders	5,626	6,459
Common Unitholders	30,268	30,197
General Partner	(2)	(2)
Accumulated other comprehensive income	41	28
Total partners’ capital	35,933	36,682
Noncontrolling interests	7,860	7,257
Total equity	43,793	43,939
Total liabilities and equity	$115,789	$113,698
(1)As of March 31, 2024, current liabilities include $1.00 billion of senior notes issued by the Bakken Pipeline entities, which matured in April 2024. The Partnership’s proportional ownership in the Bakken Pipeline entities is 36.4%.

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended March 31,
	2024	2023
REVENUES	$21,629	$18,995
COSTS AND EXPENSES:
Cost of products sold	16,597	14,610
Operating expenses	1,138	1,025
Depreciation, depletion and amortization	1,254	1,059
Selling, general and administrative	260	238
Impairment losses	—	1
Total costs and expenses	19,249	16,933
OPERATING INCOME	2,380	2,062
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(728)	(619)
Equity in earnings of unconsolidated affiliates	98	88
Loss on extinguishment of debt	(5)	—
Gains (losses) on interest rate derivatives	9	(20)
Other, net	27	7
INCOME BEFORE INCOME TAX EXPENSE	1,781	1,518
Income tax expense	89	71
NET INCOME	1,692	1,447
Less: Net income attributable to noncontrolling interests	436	321
Less: Net income attributable to redeemable noncontrolling interests	16	13
NET INCOME ATTRIBUTABLE TO PARTNERS	1,240	1,113
General Partner’s interest in net income	1	1
Preferred Unitholders’ interest in net income	129	109
Loss on redemption of Series C and Series D Preferred Units	21	—
Common Unitholders’ interest in net income	$1,089	$1,003
NET INCOME PER COMMON UNIT:
Basic	$0.32	$0.32
Diluted	$0.32	$0.32
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	3,368.6	3,095.5
Diluted	3,390.1	3,115.4

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow(a):
Net income	$1,692	$1,447
Interest expense, net of interest capitalized	728	619
Impairment losses	—	1
Income tax expense	89	71
Depreciation, depletion and amortization	1,254	1,059
Non-cash compensation expense	46	37
(Gains) losses on interest rate derivatives	(9)	20
Unrealized losses on commodity risk management activities	141	130
Loss on extinguishment of debt	5	—
Inventory valuation adjustments (Sunoco LP)	(130)	(29)
Equity in earnings of unconsolidated affiliates	(98)	(88)
Adjusted EBITDA related to unconsolidated affiliates	171	161
Other, net	(9)	5
Adjusted EBITDA (consolidated)	3,880	3,433
Adjusted EBITDA related to unconsolidated affiliates	(171)	(161)
Distributable cash flow from unconsolidated affiliates	125	118
Interest expense, net of interest capitalized	(728)	(619)
Preferred unitholders’ distributions	(118)	(120)
Current income tax expense	(22)	(18)
Maintenance capital expenditures	(135)	(162)
Other, net	37	5
Distributable Cash Flow (consolidated)	2,868	2,476
Distributable Cash Flow attributable to Sunoco LP (100%)	(171)	(160)
Distributions from Sunoco LP	61	43
Distributable Cash Flow attributable to USAC (100%)	(87)	(63)
Distributions from USAC	24	24
Distributable Cash Flow attributable to noncontrolling interests in other non-wholly owned consolidated subsidiaries	(342)	(314)
Distributable Cash Flow attributable to the partners of Energy Transfer	2,353	2,006
Transaction-related adjustments	3	2
Distributable Cash Flow attributable to the partners of Energy Transfer, as adjusted	$2,356	$2,008
Distributions to partners:
Limited Partners	$1,070	$966
General Partner	1	1
Total distributions to be paid to partners	$1,071	$967
Common Units outstanding – end of period	3,369.9	3,096.7
(a)Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of Energy Transfer’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities or other GAAP measures.
There are material limitations to using measures such as Adjusted EBITDA and Distributable Cash Flow, including the difficulty associated with using either as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA and Distributable Cash Flow may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measures that are computed in accordance with GAAP, such as operating income, net income and cash flows from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Inventory valuation adjustments that are excluded from the calculation of Adjusted EBITDA represent only the changes in lower of cost or market reserves on inventory that is carried at last-in, first-out (“LIFO”). These amounts are unrealized valuation adjustments applied to Sunoco LP’s fuel volumes remaining in inventory at the end of the period.
Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investees’ distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of Energy Transfer’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:
•For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.
•For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiaries, but Distributable Cash Flow attributable to partners reflects only the amount of Distributable Cash Flow of such subsidiaries that is attributable to our ownership interest.
For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related adjustments and non-recurring expenses that are included in net income are excluded.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Segment Adjusted EBITDA:
Intrastate transportation and storage	$438	$409
Interstate transportation and storage	483	536
Midstream	696	641
NGL and refined products transportation and services	989	939
Crude oil transportation and services	848	526
Investment in Sunoco LP	242	221
Investment in USAC	139	118
All other	45	43
Adjusted EBITDA (consolidated)	$3,880	$3,433
The following analysis of segment operating results includes a measure of segment margin. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment margin is Segment Adjusted EBITDA; a reconciliation of segment margin to Segment Adjusted EBITDA is included in the following tables for each segment where segment margin is presented.

Intrastate Transportation and Storage

	Three Months Ended March 31,
	2024	2023
Natural gas transported (BBtu/d)	14,177	14,697
Withdrawals from storage natural gas inventory (BBtu)	8,230	6,000
Revenues	$918	$1,290
Cost of products sold	487	985
Segment margin	431	305
Unrealized losses on commodity risk management activities	64	174
Operating expenses, excluding non-cash compensation expense	(53)	(62)
Selling, general and administrative expenses, excluding non-cash compensation expense	(12)	(14)
Adjusted EBITDA related to unconsolidated affiliates	7	6
Other	1	—
Segment Adjusted EBITDA	$438	$409
Transported volumes decreased primarily due to decreased production from our Haynesville assets.
Segment Adjusted EBITDA. For the three months ended March 31, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment increased due to the net impact of the following:
•an increase of $75 million in realized natural gas sales and other primarily due to higher pipeline optimization from physical sales and settled derivatives;
•a decrease of $9 million in operating expenses primarily due to a change related to fuel consumption that is offset in cost of goods sold in 2024; and
•an increase of $6 million in transportation fees primarily due to increased demand volumes and new contracts on our Texas system; partially offset by
•a decrease of $58 million in storage margin primarily due to lower storage optimization from settled derivatives; and
•a decrease of $7 million in retained fuel margin primarily due to a change related to fuel consumption that is offset in operating expenses in 2024.
Interstate Transportation and Storage

	Three Months Ended March 31,
	2024	2023
Natural gas transported (BBtu/d)	17,665	16,818
Natural gas sold (BBtu/d)	23	22
Revenues	$602	$634
Cost of products sold	1	2
Segment margin	601	632
Operating expenses, excluding non-cash compensation, amortization, accretion and other non-cash expenses	(203)	(186)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(33)	(31)
Adjusted EBITDA related to unconsolidated affiliates	118	121
Segment Adjusted EBITDA	$483	$536
Transported volumes increased primarily due to more capacity sold and higher utilization on our Transwestern, Tiger, Trunkline and Gulf Run systems due to increased demand.

Segment Adjusted EBITDA. For the three months ended March 31, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment decreased due to the net impact of the following:
•a decrease of $31 million in segment margin primarily due to a $20 million decrease in operational gas sales resulting from lower prices, an $18 million decrease due to the realization in the prior period of certain amounts related to a shipper bankruptcy and a $6 million decrease in parking revenue. These decreases were partially offset by a $12 million increase in transportation revenue from several of our interstate pipeline systems due to higher contracted volumes at higher rates;
•an increase of $17 million in operating expenses primarily due to a $14 million increase in unplanned maintenance project costs and a $5 million increase in employee costs, partially offset by a $2 million decrease in electricity costs;
•an increase of $2 million in selling, general and administrative expenses primarily due to an increase in professional fees and employee-related costs; and
•a decrease of $3 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to a decrease of $8 million from our Midcontinent Express Pipeline joint venture due to capacity sold at lower rates, partially offset by an increase of $4 million from our Southeast Supply Header joint venture due to capacity sold at higher rates and a $2 million increase from our Citrus joint venture due to revenues from new projects.
Midstream

	Three Months Ended March 31,
	2024	2023
Gathered volumes (BBtu/d)	19,922	19,750
NGLs produced (MBbls/d)	890	811
Equity NGLs (MBbls/d)	52	40
Revenues	$2,774	$2,754
Cost of products sold	1,719	1,781
Segment margin	1,055	973
Operating expenses, excluding non-cash compensation expense	(323)	(288)
Selling, general and administrative expenses, excluding non-cash compensation expense	(44)	(50)
Adjusted EBITDA related to unconsolidated affiliates	6	5
Other	2	1
Segment Adjusted EBITDA	$696	$641
Gathered volumes and NGL production increased primarily due to recently acquired assets and higher volumes from existing customers.
Segment Adjusted EBITDA. For the three months ended March 31, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment increased due to the net impact of the following:
•an increase of $84 million due to recently acquired assets and higher volumes in the Permian region;
•a decrease of $6 million in selling, general and administrative expenses due to a $5 million decrease in workers’ compensation reserve and a $2 million decrease in legal expenses; and
•an increase of $1 million in Adjusted EBITDA related to unconsolidated affiliates due to recently acquired assets; partially offset by
•an increase of $35 million in operating expenses primarily due to a $27 million increase from both recently acquired assets and assets placed in service as well as an $8 million increase in employee costs; and
•a decrease of $2 million due to lower natural gas prices of $5 million, partially offset by higher NGL prices of $3 million.

NGL and Refined Products Transportation and Services

	Three Months Ended March 31,
	2024	2023
NGL transportation volumes (MBbls/d)	2,087	1,984
Refined products transportation volumes (MBbls/d)	573	501
NGL and refined products terminal volumes (MBbls/d)	1,395	1,344
NGL fractionation volumes (MBbls/d)	1,053	949
Revenues	$6,526	$5,603
Cost of products sold	5,319	4,402
Segment margin	1,207	1,201
Unrealized (gains) losses on commodity risk management activities	22	(31)
Operating expenses, excluding non-cash compensation expense	(228)	(221)
Selling, general and administrative expenses, excluding non-cash compensation expense	(42)	(38)
Adjusted EBITDA related to unconsolidated affiliates	30	28
Segment Adjusted EBITDA	$989	$939
NGL transportation volumes increased primarily due to higher volumes from the Permian region, on our Mariner East pipeline system and on our Gulf Coast export pipelines.
The increase in transportation volumes and the commissioning of our eighth fractionator in August 2023 also led to higher fractionated volumes at our Mont Belvieu NGL Complex.
Segment Adjusted EBITDA. For the three months ended March 31, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment increased due to the net impact of the following:
•an increase of $53 million in transportation margin primarily due to a $20 million increase resulting from higher throughput and contractual rate escalations on our Mariner East pipeline system, a $15 million increase resulting from higher throughput and contractual rate escalations on our Texas y-grade pipeline system, a $15 million increase from higher throughput and contractual rate escalations on our refined product pipelines and a $9 million increase from higher throughput and contractual rate escalations on our Mariner West pipeline. These increases were partially offset by intrasegment charges of $6 million which were fully offset within our marketing margin;
•an increase of $23 million in fractionators and refinery services margin primarily due to a $19 million increase resulting from higher throughput and contractual rate escalations at our Mont Belvieu fractionators and a $4 million increase from our refinery services business; and
•an increase of $9 million in terminal services margin primarily due to a $4 million increase due to higher throughput from our refined product marketing terminals, a $3 million increase from higher export volumes loaded at our Nederland Terminal and a $2 million increase from our Marcus Hook Terminal due to higher throughput and contractual rate escalations; partially offset by
•a decrease of $26 million in marketing margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to lower gains from the optimization of hedged NGL and refined product inventories. This decrease was partially offset by intrasegment margin of $6 million which was fully offset within our transportation margin;
•an increase of $7 million in operating expenses primarily from recently acquired assets; and
•an increase of $4 million in selling, general and administrative expenses primarily due to a $2 million increase in employee costs and a $2 million increase in overhead expenses.

Crude Oil Transportation and Services

	Three Months Ended March 31,
	2024	2023
Crude oil transportation volumes (MBbls/d)	6,102	4,238
Crude oil terminal volumes (MBbls/d)	3,241	2,940
Revenues	$7,638	$6,080
Cost of products sold	6,594	5,374
Segment margin	1,044	706
Unrealized losses on commodity risk management activities	19	2
Operating expenses, excluding non-cash compensation expense	(188)	(153)
Selling, general and administrative expenses, excluding non-cash compensation expense	(36)	(31)
Adjusted EBITDA related to unconsolidated affiliates	9	1
Other	—	1
Segment Adjusted EBITDA	$848	$526
Crude oil transportation volumes were higher across all regions. Texas pipeline system volumes were higher due to continued growth on our gathering systems and contributions from recently acquired assets. Bakken Pipeline volumes were also higher due to lower impacts on basin production from winter weather compared to the prior year. Midcontinent systems were higher, driven by contributions from recently acquired assets. Bakken gathering volumes increased, driven by higher production in the basin as well as contributions from recently acquired assets. Volumes on our Bayou Bridge Pipeline were also slightly higher. Crude terminal volumes were higher due to growth in Permian and Bakken production, stronger Gulf Coast refinery utilization and contributions from recently acquired assets.
Segment Adjusted EBITDA. For the three months ended March 31, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our crude oil transportation and services segment increased primarily due to the net impact of the following:
•an increase of $355 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to a $168 million increase from recently acquired assets, a $122 million increase from higher throughput volumes on our crude pipelines, a $60 million increase from our crude oil acquisition and marketing business primarily due to higher volumes and more favorable optimization conditions and a $4 million increase from our Gulf Coast terminals due to higher throughput and exports; and
•an increase of $8 million in Adjusted EBITDA related to unconsolidated affiliates due to recently acquired assets and higher volumes on our White Cliffs crude pipeline; partially offset by
•an increase of $5 million in selling, general and administrative expenses primarily due to recently acquired assets; and
•an increase of $35 million in operating expenses primarily due to a $33 million increase from recently acquired assets.

Investment in Sunoco LP

	Three Months Ended March 31,
	2024	2023
Revenues	$5,499	$5,362
Cost of products sold	5,015	4,987
Segment margin	484	375
Unrealized (gains) losses on commodity risk management activities	13	(11)
Operating expenses, excluding non-cash compensation expense	(105)	(97)
Selling, general and administrative expenses, excluding non-cash compensation expense	(32)	(25)
Adjusted EBITDA related to unconsolidated affiliates	3	3
Inventory fair value adjustments	(130)	(29)
Other, net	9	5
Segment Adjusted EBITDA	$242	$221
The Investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.
Segment Adjusted EBITDA. For the three months ended March 31, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our investment in Sunoco LP segment increased primarily due to the net impact of the following:
•an increase in the profit on motor fuel sales of $25 million primarily due to a 9% increase in gallons sold, partially offset by a decrease in profit per gallon; and
•an increase in non-motor fuel sales and lease profit of $11 million primarily due to increased throughput and storage margin from recent acquisitions and increased rental income; partially offset by
•an increase in operating costs of $15 million, including other operating expense, general and administrative expense and lease expense, primarily due to recent acquisitions of refined product terminals and the transmix processing and terminal facility.
Investment in USAC

	Three Months Ended March 31,
	2024	2023
Revenues	$229	$197
Cost of products sold	36	34
Segment margin	193	163
Operating expenses, excluding non-cash compensation expense	(39)	(32)
Selling, general and administrative expenses, excluding non-cash compensation expense	(15)	(13)
Segment Adjusted EBITDA	$139	$118
The Investment in USAC segment reflects the consolidated results of USAC.
Segment Adjusted EBITDA. For the three months ended March 31, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our investment in USAC segment increased primarily due to the net impact of the following:
•an increase of $30 million in segment margin primarily due to higher revenue-generating horsepower as a result of increased demand for compression services, higher market-based rates on newly deployed and redeployed compression units and higher average rates on existing customer contracts; partially offset by
•an increase of $7 million in operating expenses primarily due to higher employee costs associated with increased revenue-generating horsepower.

All Other

	Three Months Ended March 31,
	2024	2023
Revenues	$466	$544
Cost of products sold	451	502
Segment margin	15	42
Unrealized (gains) losses on commodity risk management activities	23	(4)
Operating expenses, excluding non-cash compensation expense	(6)	(6)
Selling, general and administrative expenses, excluding non-cash compensation expense	(12)	(9)
Adjusted EBITDA related to unconsolidated affiliates	1	—
Other and eliminations	24	20
Segment Adjusted EBITDA	$45	$43
For the three months ended March 31, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment increased primarily due to the net impact of the following:
•an increase of $8 million in our natural gas marketing business from the sale of stored natural gas; and
•an increase of $2 million due to improved power trading market conditions; partially offset by
•a decrease of $3 million in our dual drive compression business due to lower margin resulting from lower natural gas prices; and
•a decrease of $2 million due to lower sales in our compressor business.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)
The table below provides information on our revolving credit facility. We also have consolidated subsidiaries with revolving credit facilities which are not included in this table.

	Facility Size	Funds Available at March 31, 2024	Maturity Date
Five-Year Revolving Credit Facility	$5,000	$4,971	April 11, 2027

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our unconsolidated affiliates, which are accounted for as equity method investments in the Partnership’s financial statements for the periods presented.

	Three Months Ended March 31,
	2024	2023
Equity in earnings of unconsolidated affiliates:
Citrus	$37	$34
MEP	17	25
White Cliffs	6	1
Explorer	6	8
Other	32	20
Total equity in earnings of unconsolidated affiliates	$98	$88

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$81	$79
MEP	26	34
White Cliffs	11	6
Explorer	10	13
Other	43	29
Total Adjusted EBITDA related to unconsolidated affiliates	$171	$161

Distributions received from unconsolidated affiliates:
Citrus	$33	$48
MEP	23	33
White Cliffs	11	5
Explorer	8	8
Other	32	23
Total distributions received from unconsolidated affiliates	$107	$117

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON NON-WHOLLY OWNED JOINT VENTURE SUBSIDIARIES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our non-wholly owned joint venture subsidiaries, which are reflected on a consolidated basis in our financial statements. The table below excludes Sunoco LP and USAC, which are non-wholly owned subsidiaries that are publicly traded.

	Three Months Ended March 31,
	2024	2023
Adjusted EBITDA of non-wholly owned subsidiaries (100%) (a)	$669	$611
Our proportionate share of Adjusted EBITDA of non-wholly owned subsidiaries (b)	321	294

Distributable Cash Flow of non-wholly owned subsidiaries (100%) (c)	$645	$588
Our proportionate share of Distributable Cash Flow of non-wholly owned subsidiaries (d)	303	274
Below is our ownership percentage of certain non-wholly owned subsidiaries:

Non-wholly owned subsidiary:	Energy Transfer Percentage Ownership (e)
Bakken Pipeline	36.4%
Bayou Bridge	60.0%
Maurepas	51.0%
Ohio River System	75.0%
Permian Express Partners	87.7%
Red Bluff Express	70.0%
Rover	32.6%
Others	various
(a)Adjusted EBITDA of non-wholly owned subsidiaries reflects the total Adjusted EBITDA of our non-wholly owned subsidiaries on an aggregated basis. This is the amount included in our consolidated non-GAAP measure of Adjusted EBITDA.
(b)Our proportionate share of Adjusted EBITDA of non-wholly owned subsidiaries reflects the amount of Adjusted EBITDA of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest.
(c)Distributable Cash Flow of non-wholly owned subsidiaries reflects the total Distributable Cash Flow of our non-wholly owned subsidiaries on an aggregated basis.
(d)Our proportionate share of Distributable Cash Flow of non-wholly owned subsidiaries reflects the amount of Distributable Cash Flow of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest. This is the amount included in our consolidated non-GAAP measure of Distributable Cash Flow attributable to the partners of Energy Transfer.
(e)Our ownership reflects the total economic interest held by us and our subsidiaries. In some cases, this percentage comprises ownership interests held in (or by) multiple entities.